EXHIBIT 5

December 13, 1996


Janus Investment Fund
100 Fillmore Street
Denver, CO  80206-4928

     Re:  Public Offering of Janus Investment Fund Shares

Gentlemen:

     I have acted as counsel for Janus Investment Fund (the "Fund"), a Massachusetts business trust, in connection with the filing with the Securities and Exchange Commission of the Fund's Form 24F-2 covering the Fund's issuance of 27,867,839,458 shares of beneficial interest, par value $0.01 per share (the "Issued Shares"), for the Fiscal Year ended October 31, 1996.

     I have examined the Fund's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its Trustees relating to the authorization, issuance and proposed sale of the Issued Shares, and such other records and documents as I have deemed relevant.

     Based upon such examination, it is my opinion that upon the issuance and sale of the 27,867,839,458 Issued Shares of Janus Investment Fund during the Fiscal Year ended October 31, 1996, in reliance upon registration pursuant to Rule 24f-2 and the manner contemplated by the Fund's 1933 Act Registration Statement, as amended, such shares were legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to Form 24F-2 referred to above. This opinion is for the exclusive use of the Fund in connection with the filing of Form 24F-2 referred to above with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose.

     This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

                                        Very truly yours,


                                        /S/David C. Tucker
                                        David C. Tucker
                                        Vice President & General Counsel